UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2011

GOLDEN STATE WATER COMPANY
(Exact name of registrant as specified in its charter)

California	001-12008	95-1243678
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
630 East Foothill Blvd. San Dimas, California	91773
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (909) 394-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing requirement of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 14, 2011, Golden State Water Company completed the sale of $62,000,000 aggregate principal amount of its 6.00% Notes due 2041 (the “Notes”).  The Notes will mature on April 15, 2041.  Interest on the Notes will accrue from April 14, 2011 and will be payable semi-annually on April 15 and October 15 commencing on October 15, 2011 at the rate of 6.00% per annum.  The Notes are unsecured and will rank equally with the Company’s unsecured and unsubordinated debt.  The Company may redeem the Notes at any time, at its option, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield (as defined),  plus 25 basis points , plus, in either case, accrued and unpaid interest to the redemption date.

The Company plans to use a portion of the proceeds of the Notes to redeem its 7.65% Medium-Term Notes, Series B, due 2025.  The remainder of the proceeds will be used to pay down short-term borrowings and to fund capital expenditures.

Item 7.01.	Regulation FD Disclosure

Golden State Water Company announced today that it has issued a notice of redemption of its 7.65% Medium-Term Notes, Series B, due 2025.

A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 99.1	Press Release: Golden State Water Company Announces Notice of Redemption of Notes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN STATE WATER COMPANY:

Date:	April 15, 2011	/s/ Eva G. Tang
Eva G. Tang
Senior Vice President-Finance, Chief Financial
Officer and Secretary